Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Telephone: (650) 493-9300 Facsimile: (650) 845-5000

July 28, 2004

Corio, Inc.
959 Skyway Road, Suite 100
San Carlos, CA 94070

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 28, 2004 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,250,000 shares of your Common Stock (the "Shares") issuable under the Corio, Inc. 1998 Stock Option Plan and 2000 Employee Stock Purchase Plan (together, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI